BLUE EARTH REFINERIES INC.

TERM SHEET

Background:	Blue Earth Refineries (BER) wishes to sell their entire participation in 36569 Yukon Inc. and First Equity Securities (FES) wishes to purchase such participation.

Blue Earth Refineries Holding in 36569 Yukon Inc. consist of the following items:

Nom.Euro 4’242’000 Income Debenture (incl. unpaid interest)

Nom.CAD 2’142’104 Credit Facility (incl. unpaid interest)

49.2% Equity Investment in 36569 Yukon Inc.
Purchase and Sale Agreement:
Seller:	Blue Earth Refineries Inc., 8th Floor, Dina House, Ruttonjee Centre, 11 Duddell Street, Hong Kong SAR, China.

Buyer:	First Equity Securities AG, Bleicherweg 66, 8002 Zqrich Switzerland

Purchase price:	USD 2’700’000 – Payment in Kind.

Payment in Kind of	USD 1’350’000 by delivery of units representing this value in:
purchase price
consisting of:	FE Global Undervalued Investments Ltd., BVI Swiss Security Number 847.739.

USD 1’350’000 by delivery of units representing this value in:

Global Convertible Megatrend Ltd. Swiss Security Number 336.958.

Sales restrictions on delivered Funds:	Blue Earth Refinery is not allowed to redeem above funds for a period of 5 years starting with the signature of this term sheet. Blue Earth Refinery is allowed to sell the above funds to a third party of their choice who will then assume the redemption restriction until the 5-year period is over. In case of a sale from BER to another party, BER has to notify FES in advance of such a move in writing.

Representation:	Besides the sales restrictions Blue Earth will have the same rights as all other unit owners in the received FE Global and Global Convertible Fund.

Closing Date:	December 31, 2006

Delivery:	By signing this agreement the Seller agrees to deliver the respective securities before the closing date, debentures and credit facility and Equity Investment according to the instruction received from FES. The Buyer FES will deliver the Funds to the Seller upon completion of the NAV for December 31, 2006 according to the instruction received from the Seller.

Jurisdiction:	This transaction will be subject to the laws of Switzerland.

1
Kasernenstrasse 1
9100 Herisau
Switzerland
CW1008850.1

Non-Disclosure:	The existence of this proposal and the discussions occurring are strictly confidential, and are not to be disclosed to any third party without the prior written consent of the other party except where the law requires a respective communication or filing.

We hereby acknowledge and agree to the terms and conditions outlined in the above Term Sheet subject to final purchase contract approval.

Dated at Zurich the 30th day of November, 2006.

/s/Signed

First Equity Securities Investment Advisor of:

GLOBAL CONVERTIBLE MEGATREND &
FE GLOBAL UNDERVALUED INVESTMENT LTD

Dated at Hong Kong the 30th day of November, 2006

/s/Michael J. Smith
Blue Earth Refinery

2
Kasernenstrasse 1
9100 Herisau
Switzerland
CW1008850.1